Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 033-52761 on Form S-8, Registration Statement No. 333-127361 on Form S-8, and Registration Statement No. 333-127868 on Form S-3 of our reports dated February 23, 2007, relating to the consolidated financial statements of Buckeye Partners, L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 106, and 132(R),” as of December 31, 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Buckeye Partners, L.P. for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
February 26, 2007